Exhibit 99.1
The Home Depot Announces Third Quarter Results;
Raises Fiscal Year 2013 Guidance

ATLANTA, November 19, 2013 -- The Home Depot®, the world's largest home improvement retailer, today reported sales of $19.5 billion for the third quarter of fiscal 2013, a 7.4 percent increase from the third quarter of fiscal 2012. On a like for like basis, comparable store sales for the third quarter of fiscal 2013 were positive 7.4 percent, and comp sales for U.S. stores were positive 8.2 percent.

Net earnings for the third quarter were $1.4 billion, or $0.95 per diluted share, compared with net earnings of $947 million, or $0.63 per diluted share, in the same period of fiscal 2012. For the third quarter of fiscal 2013, diluted earnings per share increased 50.8 percent from the same period in the prior year. The prior year results reflect a nonrecurring charge of approximately $165 million, net of tax, or $0.11 per diluted share, due to the closing of seven stores in China. On an adjusted basis, the Company reported a 28.4 percent increase in diluted earnings per share from the same period in the prior year.

“Our third quarter results reflect the continuing improvement in the housing market and our solid operational performance,” said Frank Blake, chairman & CEO. “I would like to thank our associates for their hard work and dedication.”

Updated Fiscal 2013 Guidance

Based on its year-to-date performance and outlook for the remainder of the year, the Company raised its fiscal 2013 sales guidance and now expects sales to be up approximately 5.6 percent. Comparable store sales, on a 52-week like for like basis, are expected to be up approximately 7.0 percent for the year. The Company raised its fiscal 2013 diluted earnings-per-share guidance and now expects diluted earnings per share to be up approximately 24.0 percent to $3.72 for the year. The Company’s fiscal 2013 sales and diluted earnings-per-share guidance is based on a 52-week year compared to fiscal 2012, a 53-week year.

This diluted earnings-per-share guidance includes the benefit of the Company’s year-to-date share repurchases totaling $6.4 billion and the Company’s intent to repurchase $2.1 billion of additional shares in the fourth quarter of fiscal 2013.

On December 11 at 9 a.m. ET, the Company will hold an Investor and Analyst Conference. All presentations will be webcast live at ir.homedepot.com in the Events & Presentations section.

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. The conference call will be available in its entirety through a webcast and replay at earnings.homedepot.com.

At the end of the third quarter, the Company operated a total of 2,260 retail stores in all 50 states, the District of Columbia, Puerto Rico, U.S. Virgin Islands, Guam, 10 Canadian provinces and Mexico. The Company employs more than 300,000 associates. The Home Depot's stock is traded on the New
-more-

York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor's 500 index.

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To provide clarity, internally and externally, about the Company's operating performance for recently completed fiscal periods, the Company has supplemented its reporting with non-GAAP financial measures to reflect the impact of the closing of seven stores in China in fiscal 2012. The Company believes that these non-GAAP financial measures better enable management and investors to understand and analyze the Company's performance by providing them with meaningful information relevant to events of unusual nature or frequency that impact the comparability of underlying business results from period to period. However, this supplemental information should not be considered in isolation or as a substitute for the related GAAP measures. A reconciliation of the non-GAAP financial measures to the comparable GAAP measures can be found attached to this press release and at http://earnings.homedepot.com.

Certain statements contained herein constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, the demand for our products and services, net sales growth, comparable store sales, state of the economy, state of the residential construction, housing and home improvement markets, state of the credit markets, including mortgages, home equity loans and consumer credit, inventory and in-stock positions, commodity price inflation and deflation, implementation of store and supply chain initiatives, continuation of share repurchase programs, net earnings performance, earnings per share, capital allocation and expenditures, liquidity, return on invested capital, management of relationships with our suppliers and vendors, stock-based compensation expense, the effect of accounting charges, the effect of adopting certain accounting standards, the ability to issue debt on terms and at rates acceptable to us, store openings and closures, expense leverage, guidance for fiscal 2013 and beyond and financial outlook. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events. You should not rely on our forward-looking statements. These statements are not guarantees of future performance and are subject to future events, risks and uncertainties - many of which are beyond our control or are currently unknown to us - as well as potentially inaccurate assumptions that could cause actual results to differ materially from our expectations and projections. These risks and uncertainties include but are not limited to those described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for our fiscal year ended February 3, 2013 and in our subsequent Quarterly Reports on Form 10-Q.

Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our periodic filings with the Securities and Exchange Commission.

For more information, contact:
Financial Community	News Media
Diane Dayhoff	Stephen Holmes
Vice President of Investor Relations	Director of Corporate Communications
770-384-2666	770-384-5075
diane_dayhoff@homedepot.com	stephen_holmes@homedepot.com

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND NINE MONTHS ENDED NOVEMBER 3, 2013 AND OCTOBER 28, 2012
(Unaudited)
(Amounts in Millions Except Per Share Data and as Otherwise Noted)

	Three Months Ended			Nine Months Ended
	November 3, 2013	October 28, 2012	% Increase (Decrease)	November 3, 2013	October 28, 2012	% Increase (Decrease)
NET SALES	$19,470	$18,130	7.4%	$61,116	$56,508	8.2%
Cost of Sales	12,672	11,863	6.8	39,918	37,032	7.8
GROSS PROFIT	6,798	6,267	8.5	21,198	19,476	8.8
Operating Expenses:
Selling, General and Administrative	4,096	4,139	(1.0)	12,573	12,291	2.3
Depreciation and Amortization	409	395	3.5	1,220	1,169	4.4
Total Operating Expenses	4,505	4,534	(0.6)	13,793	13,460	2.5
OPERATING INCOME	2,293	1,733	32.3	7,405	6,016	23.1
Interest and Other (Income) Expense:
Interest and Investment Income	(3)	(5)	(40.0)	(8)	(14)	(42.9)
Interest Expense	191	155	23.2	529	466	13.5
Other	—	—	—	—	(67)	(100.0)
Interest and Other, net	188	150	25.3	521	385	35.3
EARNINGS BEFORE PROVISION FOR INCOME TAXES	2,105	1,583	33.0	6,884	5,631	22.3
Provision for Income Taxes	754	636	18.6	2,512	2,117	18.7

NET EARNINGS	$1,351	$947	42.7%	$4,372	$3,514	24.4%

Weighted Average Common Shares	1,408	1,487	(5.3)%	1,438	1,505	(4.5)%
BASIC EARNINGS PER SHARE	$0.96	$0.64	50.0	$3.04	$2.33	30.5

Diluted Weighted Average Common Shares	1,417	1,498	(5.4)%	1,448	1,517	(4.5)%
DILUTED EARNINGS PER SHARE	$0.95	$0.63	50.8	$3.02	$2.32	30.2

	Three Months Ended			Nine Months Ended
SELECTED HIGHLIGHTS	November 3, 2013	October 28, 2012	% Increase (Decrease)	November 3, 2013	October 28, 2012	% Increase (Decrease)
Number of Customer Transactions	344.3	331.0	4.0%	1,074.6	1,034.8	3.8%
Average Ticket (actual)	$56.27	$54.55	3.2	$56.99	$54.71	4.2
Weighted Average Weekly Sales per Operating Store (in thousands)	$659	$616	7.0	$695	$644	7.9
Square Footage at End of Period	236	235	0.4	236	235	0.4
Capital Expenditures	$365	$336	8.6	$964	$887	8.7
Depreciation and Amortization (1)	$440	$424	3.8%	$1,317	$1,257	4.8%
 —————

(1)	Includes depreciation of distribution centers and tool rental equipment included in Cost of Sales and amortization of deferred financing costs included in Interest Expense.

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS ITEMS EXCLUDING CERTAIN ADJUSTMENTS (NON-GAAP)
FOR THE THREE MONTHS ENDED NOVEMBER 3, 2013 AND OCTOBER 28, 2012
(Unaudited)
(Amounts in Millions Except Per Share Data)

	Three Months Ended November 3, 2013
	Actuals	Adjustments	As Adjusted (Non-GAAP)
Gross Profit	$6,798	$—	$6,798
Selling, General and Administrative	4,096	—	4,096
Operating Income	2,293	—	2,293
Net Earnings	1,351	—	1,351
Diluted Earnings per Share	$0.95	$—	$0.95

	Three Months Ended October 28, 2012
	Actuals	Adjustments(1)	As Adjusted (Non-GAAP)
Gross Profit	$6,267	$(10)	$6,277
Selling, General and Administrative	4,139	155	3,984
Operating Income	1,733	(165)	1,898
Net Earnings	947	(165)	1,112
Diluted Earnings per Share	$0.63	$(0.11)	$0.74
_________

(1) Adjustments are related to the closing of seven stores in China.

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF NOVEMBER 3, 2013, OCTOBER 28, 2012 AND FEBRUARY 3, 2013
(Unaudited)
(Amounts in Millions)

	November 3, 2013	October 28, 2012	February 3, 2013
ASSETS
Cash and Cash Equivalents	$4,853	$2,554	$2,494
Receivables, net	1,606	1,645	1,395
Merchandise Inventories	11,348	10,960	10,710
Other Current Assets	791	796	773
Total Current Assets	18,598	15,955	15,372
Property and Equipment, net	23,557	24,124	24,069
Goodwill	1,172	1,141	1,170
Other Assets	487	441	473
TOTAL ASSETS	$43,814	$41,661	$41,084

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts Payable	$6,366	$6,010	$5,376
Accrued Salaries and Related Expenses	1,315	1,311	1,414
Current Installments of Long-Term Debt	1,317	34	1,321
Other Current Liabilities	3,531	3,311	3,351
Total Current Liabilities	12,529	10,666	11,462
Long-Term Debt, excluding current installments	14,692	10,779	9,475
Other Long-Term Liabilities	2,379	2,478	2,370
Total Liabilities	29,600	23,923	23,307
Total Stockholders' Equity	14,214	17,738	17,777
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$43,814	$41,661	$41,084

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED NOVEMBER 3, 2013 AND OCTOBER 28, 2012
(Unaudited)
(Amounts in Millions)

	Nine Months Ended
	November 3, 2013	October 28, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Earnings	$4,372	$3,514
Reconciliation of Net Earnings to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,317	1,257
Stock-Based Compensation Expense	169	158
Changes in Working Capital and Other	123	455
Net Cash Provided by Operating Activities	5,981	5,384
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital Expenditures	(964)	(887)
Payments for Businesses Acquired, net	(15)	(121)
Proceeds from Sales of Property and Equipment	34	21
Net Cash Used in Investing Activities	(945)	(987)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Long-Term Borrowings, net of discount	5,222	—
Repayments of Long-Term Debt	(25)	(23)
Repurchases of Common Stock	(6,446)	(3,330)
Proceeds from Sales of Common Stock	164	697
Cash Dividends Paid to Stockholders	(1,699)	(1,312)
Other	104	133
Net Cash Used in Financing Activities	(2,680)	(3,835)
Change in Cash and Cash Equivalents	2,356	562
Effect of Exchange Rate Changes on Cash and Cash Equivalents	3	5
Cash and Cash Equivalents at Beginning of Period	2,494	1,987
Cash and Cash Equivalents at End of Period	$4,853	$2,554